EXHIBIT 5.01

July 3, 2003

Interwoven, Inc.

803 11th Avenue

Sunnyvale, CA 94089

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Interwoven, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about July 3, 2003 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,985,390 shares of the Company’s Common Stock (the “Stock”), subject to issuance by the Company upon the exercise of stock options granted by MediaBin, Inc. under its 2001 Stock Option Plan, as amended, and its 1994 Amended and Restated Stock Option Plan, as amended, that were assumed by the Company as of June 27, 2003 (collectively, the “Plans”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Third Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on October 14, 1999;

(2)	the Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on December 12, 2000;

(3)	the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on December 7, 2000;

(4)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(5)	the prospectus prepared in connection with the Registration Statement;

(6)	the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company’s minute books that are in our possession, including but not limited to the resolutions approved by the Company’s Board of Directors at a meeting held on June 3, 2003, which approved the merger with MediaBin, Inc., the assumption of the Plans, the sale and issuance of the Stock, and the filing of the Registration Statement;

(7)

the stock records that the Company has provided to us (consisting of a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of the close of business the immediately preceding day, and a summary report of currently outstanding options and warrants to purchase the Company’s capital stock that was prepared by the Company and dated of even date herewith);

(8)	the Agreement and Plan of Merger dated May 30, 2003 among the Company, Maryland Acquisition Corp. and MediaBin, Inc. (the “MediaBin Merger Agreement”), pursuant to which MeidaBin, Inc. was merged with and into Maryland Acquisition Corp. in a statutory merger, with MediaBin, Inc. continuing as the surviving corporation in the merger;

(9)	the Certificate of Merger filed with the Georgia Secretary of State on June 27, 2003; and

(10)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document entered into by the holders of the Stock and the due authorization, execution and delivery of all such documents by the such holders where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 1,985,390 shares of Stock that may be issued and sold by the Company upon the exercise of stock options assumed by the Company in connection with the MediaBin Merger Agreement, when issued, sold and delivered in accordance with the Plans under which they were granted and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Fenwick & West LLP